SemGroup Energy Partners Receives Nasdaq Deficiency Notice
Related to Audit Committee Composition

Tulsa, Okla. – August 8, 2008 /BUSINESS WIRE/ –

SemGroup Energy Partners, L.P. (NASDAQ: SGLP) announced today that SGLP received a Nasdaq Staff Deficiency Letter on August 7, 2008 indicating that SGLP no longer complies with the audit committee composition requirements as set forth in Marketplace Rule 4350(d), which requires SGLP’s general partner to have an audit committee of at least three independent members. As a result of the reconstitution of the board of directors of SGLP’s general partner on July 18, 2008, the audit committee of the board of directors of SGLP’s general partner presently has only two independent members. In accordance with Marketplace Rule 4350(d)(4), Nasdaq has provided SGLP a cure period to regain compliance until the earlier of the SGLP’s next annual unitholders’ meeting or July 18, 2009; or if the next annual unitholders’ meeting is held before January 14, 2009, then SGLP must evidence compliance no later than January 14, 2009.

About SemGroup Energy Partners, L.P.
SemGroup Energy Partners owns and operates a diversified portfolio of complementary midstream energy assets. SemGroup Energy Partners provides crude oil and liquid asphalt cement terminalling and storage services and crude oil gathering and transportation services. SemGroup Energy Partners is based in Tulsa, Oklahoma. As a publicly traded master limited partnership, SemGroup Energy Partners’ common units are traded on the NASDAQ Global Market under the symbol SGLP. For more information, visit SemGroup Energy Partners’ web site www.SGLP.com.

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SGLP Investor Relations Contact:
Brian Cropper
Toll Free Phone: 866.490.SGLP (7457)
Phone: 918.524.SGLP (7457)
Email: investor@semgroupenergypartners.com